Exhibit 99.1
News Release
Contact:
Steve Pernotto, Belk, Inc., 704-426-1890, steve_pernotto@belk.com
Belk Reports Record Results
Sales Up 24 Percent; Net Income Up 33 Percent
Dividend and Stock Buyback Announced
CHARLOTTE, N.C., April 4, 2007 — Belk, Inc. today announced operating results for its 2007 fiscal year ended February 3, 2007.
Tim Belk, chairman and chief executive officer, stated, “Last year was an exceptional year for Belk highlighted by record sales and profit results, two key acquisitions and new store openings. The performance of our legacy Belk stores drove overall results. Total sales were boosted by the significant additions to our store base through the Parisian acquisition. As we move forward this year, our focus will be on continuing the integration of the acquired stores and strengthening the Belk brand.”
“We’re particularly excited about the opportunity to bring together best practices from both Parisian and Belk to enhance and improve the customer experience in all of our stores. The launch of our new Belk and Co. Fine Jewelers business presents yet further opportunity to distinguish Belk as a shopping destination. We are indebted to our dedicated associates for all their hard work during this past year and appreciate all they do every day for our company.”
Net Sales
Net sales for the 53-week period ended February 3, 2007 increased 24.1 percent to $3.68 billion compared to the prior-year 52-week period ended January 28, 2006. The increase was due primarily to an increase in comparable store sales, sales from new stores and sales from Parisian stores acquired by the company during the year. On a 52-week versus 52-week basis, comparable store sales increased 4.5 percent.
The top performing merchandise areas included women’s and men’s sportswear, shoes and cosmetics.
Net Income
Net income for the 53-week period ended February 3, 2007 grew by 32.8 percent to a record $182 million compared to the prior-year 52-week period ended January 28, 2006. The increase was due primarily to increased comparable store sales and higher gross margins during the period.
Net income excluding non-comparable items for the 53 weeks increased 25.4 percent to $174 million over the prior-year 52-week period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Integration of Proffitt’s/McRae’s, Parisian, Fine Jewelry Business
During fiscal 2007, Belk completed the re-branding of 39 former Proffitt’s and McRae’s to Belk; completed the purchase of the assets of Migerobe, Inc. fine jewelry and established a new fine jewelry operation in Charlotte, N.C.; completed the stock purchase of 40 Parisian department stores
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from Saks Incorporated; completed the sale of four Parisian stores to The Bon-Ton Stores, Inc.; and announced plans to divest an additional seven Parisian stores. The Parisian stores are expected to be re-branded as Belk in the third quarter of calendar 2007.
Expansion Update
In addition to the Parisian stores acquired during the year, Belk opened ten new stores and completed expansions and remodelings of ten existing stores during fiscal 2007, adding a combined total of nearly 900,000 square feet of selling space. In fiscal 2008, Belk plans to open 12 new stores, expand 11 existing stores and remodel three existing stores, adding a total of nearly 1.2 million square feet of selling space.
Belk Declares Dividend, Announces Stock Buyback
The company’s board of directors declared a regular dividend of $.40 per share for shareholders of record on April 4, 2007, an increase of 14% percent over the previous year’s dividend. The board also announced approval of an offer to repurchase 1,600,000 shares of the company’s common stock at a price of $31.00 per share. The company expects to launch the repurchase offer on or about April 25, 2007.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the largest privately owned department store company in the United States with 279 Belk stores and 30 Parisian stores located in 17 states primarily in the Southeast. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
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For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
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BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Fiscal Year Ended
	February 3,	January 28,
	2007	2006
(millions)
Revenues	$3,684.8	$2,968.8
Cost of goods sold (including occupancy and buying expenses)	2,451.2	1,977.4
Selling, general and administrative expenses	915.8	727.3
Gain on sale of property and equipment	10.3	5.0
Asset impairment and store closing costs	3.7	3.7
Pension curtailment charges	.7	7.5
Hurricane losses	—	1.0
Restructuring charges	—	(1.6)

Operating income	323.7	258.5
Interest expense	(59.3)	(50.7)
Interest income	9.2	3.5
Gain on sale of investments	5.4	2.3

Income before income taxes	279.0	213.6
Income taxes	97.2	76.5

Income before cumulative effect of change in accounting principle	181.8	137.1
Cumulative effect of change in accounting principle, net of income tax benefit of $98	—	(.2)

Net income	$181.8	$136.9

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Fiscal Year Ended
	February 3,	January 28,
	2007	2006
(millions)
Net income	$181.8	$136.9
Asset impairment and store closing costs, net of income tax	2.4	2.3
Gain on sale of property and equipment, net of income tax	(6.7)	(3.2)
Pension curtailment charges, net of income tax	.4	4.7
Hurricane losses, net of income tax	—	.6
Restructuring charges, net of income tax	—	(1.0)
Cumulative effect of change in accounting principle, net of income tax	—	.2
Gain on sale of investments, net of income tax	(3.5)	(1.4)

Net income excluding non-comparable items	$174.4	$139.1